Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-123513 and 333-134045 on Form S-8 of our report dated March 10, 2010, relating to the financial statements of AIXTRON Aktiengesellschaft (which report expresses an unqualified opinion) and management’s report on the effectiveness of AIXTRON Aktiengesellschaft’s internal control over financial reporting appearing in this Annual Report on Form 20-F of AIXTRON Aktiengesellschaft for the year ended December 31, 2009.

/s/ Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft

Deloitte & Touche GmbH

Wirtschaftsprüfungsgesellschaft

Duesseldorf, Germany, June 21, 2010